UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 1, 2002

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

STATE OF HAWAII
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:    (808) 543-5662
(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

Item 5.    Other Events

Oahu transmission system

Oahu’s power sources are located primarily in West Oahu. The bulk of Hawaiian Electric Company, Inc.’s (HECO’s) system load is in the Honolulu/East Oahu area. HECO transmits bulk power to the Honolulu/East Oahu area over two major transmission corridors (Northern and Southern). HECO plans to construct a part underground/part overhead 138 kv transmission line from the Kamoku substation to the Pukele substation in order to close the gap between the Southern and Northern corridors and provide a third 138 kv transmission line to the Pukele substation.

The proposed Kamoku to Pukele transmission line project requires the Board of Land and Natural Resources of the State of Hawaii (BLNR) to approve a Conservation District Use Permit (CDUP) for the overhead portion of the line that is in conservation district lands. Several community and environmental groups have opposed the project, particularly the overhead portion of the line. The BLNR held a public hearing on the CDUP in March 2001, at which several groups requested a contested case hearing. The contested case hearing was held in November 2001. The hearings officer submitted his report, findings of fact and conclusions of law and recommended that HECO’s request for the CDUP be denied. He concluded that HECO had failed to establish that there is a need that outweighs the transmission line’s adverse impacts on conservation district lands and that there are practical alternatives that could be pursued, including an all-underground route outside the conservation district lands. On June 28, 2002, the BLNR issued a ruling denying HECO’s request for the CDUP. HECO continues to believe that the proposed line is needed. However, rather than continuing to seek a permit for a particular alignment for the line at this time, HECO will first seek a declaratory ruling from the Public Utilities Commission of the State of Hawaii on the issue of the need for the line and will evaluate further actions based on that determination, along with other alternatives.

As of March 31, 2002, the accumulated costs related to the Kamoku to Pukele transmission line amounted to $15 million. These costs are recorded in construction in progress. The recovery of costs relating to the Kamoku to Pukele transmission line project is subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put the Kamoku to Pukele transmission line into service is required. However, if it becomes probable that the Kamoku to Pukele transmission line will not be installed, or probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HECO may be required to write off a material portion or all of the costs incurred in its efforts to put the Kamoku to Pukele transmission line into service.

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Goodwill and other intangibles

The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.

Goodwill

The Company’s $83.2 million of goodwill is in the bank segment and was tested for impairment as of January 1, 2002 and will be tested for impairment annually in the third quarter. As of January 1, 2002, there was no impairment of goodwill. The fair value of the bank was estimated using a valuation method based on a market approach, which takes into consideration market values of comparable publicly traded companies and recent transactions of companies in the industry.

Application of the provisions of SFAS No. 142 has affected the comparability of current period results of operations with prior periods because the goodwill in the bank segment is no longer being amortized over a 25 year period. Thus, the following “transitional” disclosures present net income and earnings per common share “adjusted” as shown below:

	Years ended December 31
	2001	2000	1999	1998	1997
	(in thousands, except per share amounts)
Consolidated
Reported net income	$83,705	$45,744	$96,847	$84,811	$86,442
Goodwill amortization, net of tax benefits	3,845	3,816	3,834	3,821	2,105

Adjusted net income	$87,550	$49,560	$100,681	$88,632	$88,547

Per common share:
Reported basic earnings	$2.48	$1.41	$3.01	$2.65	$2.76
Goodwill amortization, net of tax benefits	0.11	0.12	0.12	0.12	0.07

Adjusted basic earnings	$2.59	$1.53	$3.13	$2.77	$2.83

Per common share:
Reported diluted earnings	$2.47	$1.40	$3.00	$2.64	$2.75
Goodwill amortization, net of tax benefits	0.11	0.12	0.12	0.12	0.07

Adjusted diluted earnings	$2.58	$1.52	$3.12	$2.76	$2.82

Bank
Reported net income	$48,531	$40,630	$35,412	$30,263	$26,333
Goodwill amortization, net of tax benefits	3,845	3,816	3,834	3,821	2,105

Adjusted net income	$52,376	$44,446	$39,246	$34,084	$28,438

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)		HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

By:	/s/ ROBERT F. MOUGEOT	By:	/s/ RICHARD A. VON GNECHTEN
	Robert F. Mougeot Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI)		Richard A. von Gnechten Financial Vice President (Principal Financial Officer of HECO)

Date: July 1, 2002		Date: July 1, 2002

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